EXHIBIT 10.46

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AND OPTION AGREEMENT

This License and Option Agreement (this “Agreement”) is entered into as of August 4, 2023 (the “Effective Date”), by and between Kamau Therapeutics, Inc., a corporation existing under the laws of Delaware, having a place of business at [***] (“Licensee”) and Graphite Bio, Inc. a corporation existing under the laws of Delaware, having a place of business at 201 Haskins Way, Suite 210, South San Francisco, CA 94080 (“Graphite”). Each of Licensee and Graphite is referenced herein as a “Party” and collectively, the “Parties.”

WHEREAS, Graphite owns or controls certain technology and intellectual property related to the Programs (as defined below);

WHEREAS, Licensee wishes to obtain a time-limited option to acquire such intellectual property in the event that Licensee obtains sufficient financing, as well as an exclusive license from Graphite to permit Licensee develop such intellectual property prior to exercising such option, and Graphite is willing to grant such license and option under the terms and conditions herein.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, will have the meanings specified below.

1.1 “Acquisition Expiration” has the meaning set forth in Section 11.3.1.

1.2 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be deemed to exist when a person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.3 “Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50% of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which the subject matter of this Agreement relates.

1.4 “Claim” has the meaning set forth in Section 10.1.3.

1.5 “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out post-approval studies for, marketing, promoting, distributing, importing, exporting, offering for sale or selling any pharmaceutical product. “Commercialize” and “Commercializing” have the correlative meanings.

1.6 “Confidential Information” means all Know-How, marketing plans, strategies and customer lists, and other information or material that are disclosed or provided by a Party or its Affiliates to the other Party or its Affiliates, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the Disclosing Party or its Affiliates in oral, written, graphic, or electronic form. Prior to exercise of the Option, Program Technology shall be deemed to be Graphite’s Confidential Information, and following the exercise of the Option, the Program Technology shall be deemed to be Licensee’s Confidential Information.

1.7 “Contracts” means the agreements listed in Exhibit B.

1.8 “Control” means, with respect to any Patent Right or Know-How, the possession (whether by ownership or license, other than by a license or sublicense granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such item, without violating the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license or access. Notwithstanding anything in this Agreement to the contrary, in the event that a Party undergoes a Change of Control, such Party and its Affiliates will be deemed to not Control any Patents or Know-How that are owned or controlled by the Third Party described in the definition of “Change of Control,” or such Third Party’s Affiliates (other than any such Affiliate of such Third Party that was an Affiliate of such Party prior to the Change of Control),(a) prior to the closing of such Change of Control, except to the extent that any such Patents or Know-How (i) were discovered, developed, invented or created by such Third Party or its Affiliates prior to such Change of Control using or incorporating such Party’s or its pre-existing Affiliate’s Know-How or Patents or (ii) are used or practiced by or on behalf of such Party or any of its Affiliates in the performance of activities under this Agreement, or (b) after the closing of such Change of Control to the extent that such Patents or Know-How (i) are discovered, developed, invented, created, acquired or in-licensed by such Third Party or its Affiliates (other than such Party or its pre-existing Affiliates) after the closing of such Change of Control without using or incorporating such Party’s or its pre-existing Affiliates’ Know-How or Patents or any Confidential Information of either Party, and (ii) are not used or practiced by or on behalf of such Party or any of its Affiliates in the performance of activities under this Agreement.

1.9 “Cover” means, with respect to a product and a Patent Right, the manufacture, use, sale, offer for sale, or importation, of such product by an unlicensed Third Party would infringe such Patent Right. “Covered” and “Covering” shall have the correlative meanings.

1.10 “Development” means, with respect to any pharmaceutical product, non-clinical and clinical research and development activities reasonably related to the development and submission of information to a Regulatory Authority, including stability testing, manufacturing process development and improvement, process validation, process scale-up, quality assurance and quality control development, statistical analysis, clinical trials, regulatory affairs, and seeking Regulatory Approvals (and specifically excluding activities directed to obtaining pricing and reimbursement approvals) of such product. “Develop” and “Developing” have the correlative meanings.

1.11 “Disclosing Party” has the meaning set forth in Section 8.1.1.

1.12 “Executive Officers” means the Chief Executive Officer of a Party or such other executive officer, at a Vice President level or higher, who may be designated by the Chief Executive Officer of a Party.

1.13 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.14 “Field” means all fields of use.

1.15 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, epidemic, pandemic, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.16 “Fully Diluted Basis” means the assumption that all options, warrants or other convertible securities or instruments or other rights to acquire common stock or any other existing or future classes of capital stock have been exercised or converted, as applicable, in full, regardless of whether any such options, warrants, convertible securities or instruments or other rights are then vested or exercisable or convertible in accordance with their terms plus all shares of capital stock reserved and available for future grant under any equity incentive or similar plan and any equity incentive or similar plan to be created or increased in connection with a financing event.

1.17 “Graphite” has the meaning set forth in the preamble.

1.18 “Graphite Indemnitees” has the meaning set forth in Section 10.1.1.

1.19 “Indemnitee” has the meaning set forth in Section 10.1.3.

1.20 “Indemnitor” has the meaning set forth in Section 10.1.3.

1.21 “Infringement” has the meaning set forth in Section 6.1.

1.22 “Know-How” means know-how, trade secrets, chemical and biological materials, formulations, information, documents, studies, results, data (including biological, chemical, pharmacological, toxicological, pre-clinical, clinical, manufacturing and assay data), regulatory approvals, filings and correspondence, manufacturing processes, specifications, sourcing information, assays, and quality control and testing procedures, in each case whether or not patented or patentable.

1.23 “Law” means all applicable laws, statutes, rules, regulations, ordinances, and other pronouncements having the effect of law of any federal, national, multinational, state, local, provincial, county, city, or other political subdivision, whether domestic or foreign.

1.24 “Licensee” has the meaning set forth in the preamble.

1.25 “Licensee Indemnitee” has the meaning set forth in Section 10.1.2.

1.26 “Losses” has the meaning set forth in Section 10.1.1.

1.27 “Option” has the meaning set forth in Section 2.6.1.

1.28 “Option Exercise Date” has the meaning set forth in Section 2.6.2.

1.29 “Option Exercise Period” has the meaning set forth in Section 2.6.1.

1.30

“Option Triggering Date” means the date on which Licensee raises a minimum of $10,000,000 in funds in either equity, debt, or non-dilutive capital (in the aggregate), provided that such date occurs no later than twelve (12) months after the Effective Date.

1.31 “Owned Program Technology” means the Program Technology owned by Graphite or any of its Affiliates as of the Option Exercise Date.

1.32 “Party” has the meaning set forth in the preamble.

1.33 “Patent Challenge” has the meaning set forth in Section 11.2.3.

1.34 “Patent Rights” means: (a) pending patent applications, including all provisionals, non-provisionals, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing, issued or allowed patents, utility models and designs anywhere in the world; (b) reissues, substitutions, confirmations, amendments, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; (c) any other patent or patent application claiming priority to any of the foregoing anywhere in the world; and (d) extension, renewal, or restoration of any of the foregoing by existing or future extension, renewal, or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

1.35 “Program” means each of the following research and development programs of Graphite, as they exist on the Effective Date or are modified during the Term by or on behalf of Licensee: (a) a program for nulabeglogene autogedtemcel (nula-cel), (b) a program for [***], (c) a program for [***], and (d) a program for [***].

1.36 “Program Know-How” means the Know-How listed in Exhibit A, including any intellectual property therein (other than Patent Rights), in each case to the extent Controlled by Graphite or any of its Affiliates as of the Effective Date or during the Term.

1.37 “Program Materials” has the meaning set forth in Section 2.5.

1.38 “Program Patent Rights” means the Patent Rights listed in Exhibit A, along with any additional Patent Rights that are filed during the Term on inventions arising from Program Know-How in accordance with Section 5, in each case to the extent Controlled by Graphite or any of its Affiliates as of the Effective Date or during the Term.

1.39 “Program Trademarks” means the trademarks listed in Exhibit A, in each case to the extent Controlled by Graphite or any of its Affiliates as of the Effective Date or during the Term.

1.40 “Program Technology” means the Program Patent Rights, Program Know-How, Program Trademarks and Program Materials.

1.41 “Prosecution and Maintenance” has the meaning set forth in Section 5.1. “Prosecute and Maintain” has the correlative meaning.

1.42 “Receiving Party” has the meaning set forth in Section 8.1.1.

1.43 “Regulatory Approval” means, with respect to a country or region in the Territory, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market or sell a pharmaceutical product in such country or region, but not including any pricing or reimbursement approvals.

1.44 “Regulatory Authority” means the FDA and any other analogous government regulatory authority or agency involved in granting approvals (including any required pricing or reimbursement approvals) for the Development, manufacture, or Commercialization of any pharmaceutical product in the Territory.

1.45 “Reversion IP” has the meaning set forth in Section 11.3.2.

1.46 “Reverted Products” has the meaning set forth in Section 11.3.2.

1.47 “Sublicense” has the meaning set forth in Section 2.2.

1.48 “Sublicensee” has the meaning set forth in Section 2.2.

1.49 “Term” has the meaning set forth in Section 11.1.

1.50 “Territory” means the entire world.

1.51 “Third Party” means any person, company or entity other than a Party or any of its Affiliates.

1.52 “Third Party Patent Claim” has the meaning set forth in Section 7.

2. License.

2.1 License Grant. Subject to the terms and conditions set forth in this Agreement, Graphite hereby grants to Licensee a non-transferable (except in accordance with Section 12.10), exclusive, worldwide license, with the right to sublicense in accordance with Section 2.2 only, to use and exploit the Program Technology (other than Program Trademarks) in the Field in the Territory during the Term (the “Licensed Activities”) and to use the Program Trademarks in the Field in the Territory in connection with the Licensed Activities; provided, however, that with respect to any Program Technology licensed to Graphite by a Third Party under a Contract, the scope of such license shall be no greater than the applicable license granted to Graphite by such Third Party. Until Licensee exercises the Option, Licensee shall use, and shall ensure that any of its Affiliates or (sub)licensees use, the Program Trademarks in accordance with the applicable trademark usage guidelines that may be provided to Licensee by Graphite from time to time. Until Licensee exercises the Option, any use of the Program Trademarks will indicate that Graphite is the owner of the Program Trademarks. All uses of the Program Trademarks prior to Licensee exercising the Option, and all goodwill associated therewith will inure solely to the benefit of Graphite, subject to Licensee’s rights under the Option. For the avoidance of doubt, no rights are granted hereunder to Licensee with respect to any intellectual property owned or controlled by Graphite other than the Program Technology.

2.2 Sublicenses. Licensee may grant a sublicense (or any option to a sublicense) under the license granted pursuant to Section 2.1 under the following terms and conditions set forth in this Section 2.2 (each, a “Sublicense” and each Third Party receiving the Sublicense, a “Sublicensee”).

2.2.1 Licensee may grant a Sublicense without prior written consent of Graphite [***].

2.2.2 Licensee may grant a Sublicense without prior written consent of Graphite to Third Parties [***].

2.2.3 Licensee may grant a Sublicense to other Third Parties other than those covered under Section 2.2.2 [***].

2.2.4 Each Sublicense granted by Licensee to a Third Party pursuant to this Section 2.2 will [***] to a Third Party under the same condition as Section 2.2.2 [***]. Licensee will provide Graphite with a copy of each agreement with a Third Party containing any Sublicense within [***] days of execution, without redactions of any kind.

2.2.5 No Sublicense will diminish, reduce or eliminate any obligation of Licensee under this Agreement, and Licensee will remain responsible for its obligations under this Agreement and will be responsible for the performance of the relevant Sublicensee as if such Sublicensee were “Licensee” hereunder. Licensee shall take all steps that may be reasonably necessary to enforce compliance by Sublicensees with the terms and conditions of the respective Sublicense agreement to the extent required to allow Licensee to fully comply with all of its obligations under this Agreement. Each Sublicense granted by Licensee to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Graphite to Licensee with respect to such rights.

2.3 Retained Rights. Graphite retains the right under the Program Technology to fulfill its obligations or exercise its rights under this Agreement, either by itself or with or through its Affiliates and other licensees.

2.4 Contracts. During the Term (and, if Licensee has exercised the Option, following the Term to the extent provided in Section 11.4), Licensee shall be solely responsible for any payments that are due to the applicable counterparty(-ies) under the Contracts that accrue after the Effective Date, provided that [***]. Licensee shall either make such payments directly to such counterparty(-ies) by the applicable due date (including, as necessary, an indication that such payment is for the benefit of Graphite under the Contract in question) or shall make such payments to Graphite within [***] days in advance of the due date under the Contract(s) so that Graphite can transmit such payment to the applicable counterparty(-ies). Without limiting the foregoing, Licensee shall comply with all terms, conditions, and obligations under each Contract as though Licensee were Graphite, and Licensee acknowledges and agrees that this Agreement is subject to the terms and conditions of each Contract, and, to the extent any terms of this Agreement are inconsistent with, or in any way conflict with, any such terms and conditions of a Contract, such terms and conditions of such Contract shall govern and prevail over such terms of this Agreement.

2.5 Disclosure of Information and Materials. Promptly following the Effective Date, to the extent not previously provided to Licensee, Graphite will deliver to Licensee (a) one (1) electronic copy of all documents, data or other information in Graphite’s possession and control as of the Effective Date that describe or contain Program Know-How and that are listed in Exhibit A, (b) one (1) electronic copy of its patent prosecution files for the Program Patent Rights, to the extent in Graphite’s possession and control, and (c) those compounds, reagents, equipment and other tangible materials related to the Programs that are listed in Exhibit C (the “Program Materials”).

2.6 Acquisition Option.

2.6.1 Subject to the terms and conditions of this Agreement, Graphite hereby grants to Licensee an option to acquire all Owned Program Technology and obtain assignment of all Contracts for no additional payment (the “Option”), exercisable during the period commencing on the Option Triggering Date, until the date that is [***] days after the Option Triggering Date (“Option Exercise Period”).

2.6.2 Licensee may exercise the Option by delivering a written notice to Graphite during the Option Exercise Period (the “Option Exercise Notice”). Effective upon Graphite’s receipt of the Option Exercise Notice (the “Option Exercise Date”):

(i) This Agreement shall immediately expire, except in the case Graphite is unable to transfer and assign to Licensee the Program Technology for any reason, in which case the Agreement shall continue with respect to such non-transferred Program Technology unless and until such Program Technology is transferred and assigned to Licensee.

(ii) Graphite shall sell, transfer, convey and assign to the Licensee, free and clear of any right or claim of any third party, all of Graphite’s right, title and interest in and to the Owned Program Technology.

(iii) Graphite shall sell, transfer, convey, and assign to the Licensee all right and title in and to, and Licensee shall assume all obligations under, the Contracts, subject however to obtaining any consent to assignment which may be required. If the terms of any of the Contracts do not permit Graphite to immediately assign such contracts on the Option Exercise Date, Graphite shall at no cost, sublicense or subcontract such contracts to the Licensee until such time as an assignment can be accomplished.

(iv) Graphite will, if reasonably requested by the Licensee, without cost to the Licensee, promptly execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all such further conveyances or instruments as may be necessary or proper in order to complete any and all assignments and conveyances herein provided. Graphite also agrees to obtain the prompt execution, acknowledgment and delivery of any and all conveyances or instruments of any other party which may have any right, claim or interest in or to the Owned Program Technology and the Contracts as may be necessary or proper in order to complete any and all assignments and conveyances herein provided.

2.6.3 Licensee acknowledges and agrees that certain Contracts may, as of the Effective Date, include option rights that may have expired as of the Option Exercise Date, and Graphite shall have no liability hereunder in the event of such expiration of option rights.

2.6.4 During the Term, except as consented to in writing by the Licensee, Graphite shall use reasonable best efforts to maintain and preserve intact the Program Technology and Contracts. Without limiting the generality of the foregoing, during the Term Graphite shall: (a) maintain the properties and assets included in the Program Technology in substantially the same condition as they were on the Effective Date, (b) subject to Licensee’s compliance with Section 2.4, perform all of its obligations under all Contracts and not amend or terminate the Contracts (except as consented to in writing by the Licensee), (c) not assign or transfer any of its rights in and to the Program Technology except to an assignee of this Agreement by operation of law or pursuant to Section 12.10 or unless such assignee or transferee otherwise has agreed to be bound by the Option and Graphite’s other obligations hereunder, and (d) comply in all material respects with all Laws applicable to the ownership and use of the Program Technology.

2.7 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Graphite, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Program Technology.

3. Development.

3.1 General. During the Term, Licensee shall be solely responsible, at its own expense, for the Development of the Program Technology. Within [***] days after the end of each calendar quarter during the Term, Licensee shall furnish Graphite with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior calendar quarter to Develop the Program Technology, including, where applicable: (a) research and Development activities; (b) financing efforts; and (c) a summary of payments made or anticipated to be made by Licensee with respect to Contracts pursuant to Section 2.4 or Program Patent Rights pursuant to Section 5.1.

3.2 Transfer of IND. In order to facilitate the Development of Program Technology by Licensee, Graphite agrees to transfer to Licensee IND #026858 as soon as reasonably practicable following the Effective Date, and Licensee agrees to accept such transfer. Each Party agrees to execute such documents and perform such other acts, including submission of any required written notification of such transfer to the United States Food and Drug Administration, in each case to the extent necessary or advisable to carry out and give effect to such transfer under applicable Law.

3.3 Use of Graphite Facility. Graphite agrees that, for up to [***] following the Effective Date, Licensee shall be permitted to use Graphite’s facility at [***] (the “Facility”) for [***]. Licensee is expressly prohibited from using the Facility for scientific research of any kind. Licensee’s use of the Facility will be subject to availability of appropriate physical space for the intended use, and Licensee accepts and assumes all risks associated with its use of the Facility. Graphite may restrict Licensee’s use of the Facility at any time for any reason. Promptly following the Effective Date, the Parties will discuss in good faith and agree on detailed logistics applicable to Licensee’s use of the Facility in accordance with this Section 3.3.

4. Consideration.

4.1 Equity. As consideration for the license and Option granted by Graphite to Licensee under this Agreement, Licensee shall, within [***] days after the Effective Date, issue to Graphite [***] shares of Licensee’s common stock (the “Shares”), pursuant to a mutually-agreeable stock purchase or subscription agreement. Licensee represents to Graphite that the Shares represent twenty percent (20%) of all outstanding shares of capital stock of Licensee on a Fully Diluted Basis. For so long as the aggregate total cash investment in Licensee in exchange for Licensee’s capital stock is less than ten million U.S. Dollars ($10,000,000), Licensee shall provide Graphite with anti-dilution protection via the issuance of additional shares of Licensee’s common stock to maintain Graphite’s percentage ownership at twenty percent (20%) of all shares of capital stock of Licensee on a Fully Diluted Basis.

4.2 Withholding and Similar Taxes. All compensation to Graphite pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes.

5. Patent Filing, Prosecution and Maintenance.

5.1 First Right. Subject to Section 5.2 and subject to any rights held by a Third Party under any Contract, as between the Parties, Licensee will have the first right to prepare, file, prosecute and maintain the Program Patent Rights, including handling re-examinations and reissues together with the conduct of interferences, derivation proceedings, pre-and post-grant opposition proceedings, post-grant patent proceedings (such as inter partes review and post grant review) (collectively, the “Prosecution and Maintenance”). As between the Parties, Licensee will bear and be solely responsible for all costs incurred after the Effective Date in connection with the Prosecution and Maintenance of any Program Patent Right in the Territory. Before any substantive prosecution filing, Licensee will provide Graphite with a reasonable opportunity to review and comment on such prosecution efforts regarding the Program Patent Rights as follows: Licensee will provide Graphite with copies of all material communications from any patent authority regarding the Program Patent Rights, and will provide Graphite, for its review and comment, with drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses. Licensee will consider in good faith any reasonable comments thereto provided by Graphite in connection with the prosecution of the Program Patent Rights. Notwithstanding the foregoing, as between the Parties, Graphite shall have the right to make final decisions with respect to patent term extensions, supplemental protection certificates or their equivalents in any country with respect to any Program Patent. Each Party will provide the other Party all reasonable assistance and cooperation (at the other Party’s cost) in the Prosecution and Maintenance efforts provided in this Section 5.1, including executing any other required documents or instruments for such filings, Prosecution and Maintenance. For purpose of clarity, Licensee may at its discretion file one or more new patent applications (including any non-provisional patent application(s) claiming prority to a provisional patent application listed in Exhibit A) and may include in such applications data or discoveries included within the Program Know-How, and such new patent application(s) will be Program Patent Rights.

5.2 Step-in Right. If, during the Term, Licensee decides not to Prosecute and Maintain, or to abandon, any Program Patent Right anywhere in the Territory, Licensee will promptly notify Graphite and Graphite may assume Licensee’s rights and responsibilities with respect to the Prosecution and Maintenance of such Patent Right and in connection with assuming such rights and responsibilities, including responsibility for costs, Graphite may, in its sole discretion, Prosecute and Maintain such Patent Right in the Territory (including deciding to forego such Prosecution and Maintenance).

6. Enforcement of Patent Rights.

6.1 Notice. In the event either Party becomes aware of any possible or actual infringement of any Program Patent Rights (an “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

6.2 Suit by Licensee. Subject to any rights held by a Third Party under any Contract, Licensee shall have the first right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Graphite and potential effects on the public interest in making its decision whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Graphite reasonably informed of the progress of the action and shall give Graphite a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall [***], but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action or, or if Licensee’s license to a Program Patent Right that is the subject of the Infringement terminates, Graphite may elect to take sole control of the action (in which case the terms of Section 6.3 shall apply mutatis mutandis). Should Licensee elect to bring suit against an infringer and request Graphite to join as party plaintiff in any such suit, Graphite shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to such action or by applicable Laws, and Licensee agrees to fully indemnify, defend and hold harmless Graphite (and, in the case of any Program Patent Right licensed to Graphite under a Contract, the applicable counterparty to such Contract) from and against all Losses incurred by Graphite (and/or such Contract counterparty) from a Third Party claim relating thereto. The expenses of such suit or suits that Licensee elects to bring, including any expenses incurred by Graphite due to its involvement as a party plaintiff or other involvement at the express request of Licensee in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee; provided, that, to the extent Graphite voluntarily elects to participate in such suit or suits and be represented in such suit or suit by counsel of its choice (apart from counsel retained by Licensee), it shall have the right to do so at its sole expense. Licensee shall not compromise or settle such litigation without the prior written consent of Graphite, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 6.2, it shall first reimburse Graphite and then itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Graphite shall receive an amount equal to [***] percent ([***]%) of such funds and the remaining [***] percent ([***]%) of such funds shall be retained by Licensee.

6.3 Suit by Graphite. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 6.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] days after receipt of notice to Licensee by Graphite of the existence of an Infringement, Graphite may elect to do so. Should Graphite elect to bring suit against an infringer and request Licensee to join as party plaintiff in any such suit, Graphite shall be under no obligation to participate except to the extent that such participation is required as the result of its being a named party to such action or by applicable Laws, and Graphite agrees to fully indemnify, defend and hold harmless Graphite from and against all Losses incurred by Licensee from a Third Party claim relating thereto. The expenses of such suit or suits that Graphite elects to bring, including any expenses incurred by Licensee due to its involvement as a party plaintiff or other involvement at the express request of Graphite in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Graphite; provided, that, to the extent Licensee elects to voluntarily participate in such suit or suits and be represented in such suit or suit by counsel of its choice (apart from counsel retained by Graphite), it shall have the right do so at its sole expense. In the event Graphite exercises its right to sue pursuant to this Section 6.3, it shall first reimburse itself and Licensee out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensee shall receive an amount equal to [***] percent ([***]%) of such funds and the remaining [***] percent ([***]%) of such funds shall be retained by Graphite.

6.4 Own Counsel. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 6 by the other Party for Infringement.

6.5 Cooperation. Each Party agrees to cooperate fully in any action under this Section 6 that is controlled by the other Party, provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance.

6.6 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee and/or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Graphite in writing and Graphite may elect, upon written notice to Licensee within [***] days after Graphite receives notice of the commencement of such action, to take over the sole defense of the invalidity and/or unenforceability aspect of the action at its own expense.

7. Infringement of Third Party Rights. If the Development of the Program Technology by Licensee, its Affiliates or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Third Party Patent Right (each such claim or assertion a “Third Party Patent

Claim”), Licensee will promptly notify Graphite, or vice versa if the Graphite is notified first, and the Parties will work toward their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties will promptly meet to consider the Third Party Patent Claim and the appropriate course of action. Licensee will defend any such Third Party Patent Claim that pertains to any Program Patent Rights at its sole cost and expense; provided that the provisions of Section 6 shall govern the right of Licensee to assert a counterclaim of infringement of any Program Patent Right. Notwithstanding the above, Licensee shall not enter into any settlement of any Third Party Patent Claim that would require Graphite to (a) be subject to an injunction or to make any monetary payment to Licensee or Third Party, or (b) admit any wrongful conduct by Graphite or its Affiliates, or (c) limit or restrict the claims of or admit any invalidity and/or unenforceability of any of the Program Patent Rights, in each case ((a) to (c)), without Graphite’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8. Confidentiality and Publicity.

8.1 Confidentiality.

8.1.1 Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and during the Term and for a period of [***] years thereafter, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those licensed or otherwise authorized or permitted by this Agreement. The Parties further agree that any its Affiliates receiving Confidential Information of the other Party shall be bound by obligations of confidentiality and non-use substantially similar to the obligations set forth in this Agreement.

8.1.2 The obligations in Section 8.1.1 will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party;

(v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

8.1.3 The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 8.2, by either Party in order to comply with applicable Laws (including any securities Laws or regulation or rules of a securities exchange) or with a legal or administrative proceeding;

(ii) by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and prosecuting or enforcing Program Patent Rights in accordance with Section 5 or Section 6;

(iii) by Licensee, to its Affiliates, potential and future Sublicensees, permitted acquirers or assignees, subcontractors, investment bankers, investors, lenders, academic collaborators, service providers, clinical trial sites, and their and each of Licensee’s and its Affiliates’ respective directors, employees, contractors and agents; and

(iv) by Graphite to its Affiliates, permitted acquirers or assignees, subcontractors, investment bankers, investors (including royalty purchasers), lenders, academic collaborators, service providers, clinical trial sites, and their and each of Graphite’s and its Affiliates’ respective directors, employees, contractors and agents, provided that (a) with respect to Section 8.1.3(i) or 8.1.3(ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (b) with respect to Sections 8.1.3(iii) and 8.1.3(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 8 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality). Further, with respect to Section 8.1.3(i), in the event either Party intends to make a disclosure pursuant thereto, the other Party will have a reasonable time period to review and comment on the proposed disclosure or filing that relates to this Agreement (including the right to request redaction of material terms to the extent permitted by any applicable Laws), and the Party intending to make such disclosure will consider in good faith any reasonable comments thereon provided by the other Party.

8.2 Terms of this Agreement; Publicity; Publications

8.2.1 The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by this Section 8, including Sections 8.1.3(iii) and 8.1.3(iv).

8.2.2 No Party to this Agreement will originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, the transactions contemplated hereby or the terms hereof, or the existence of any arrangement between the Parties, without the prior written consent of the other Party, whether named in such publicity, news release or other public announcement or not, except as required by applicable Laws. The Parties agree to issue the joint press release in Schedule 8.2.2 on a mutually agreeable date following the Effective Date. Notwithstanding the foregoing, in order to attract investment and keep the patient community updated, Licensee shall have the right to determine and disclose the messaging regarding the results of the completed clinical trial utilizing the Program Technology, consistent with applicable Laws.

8.2.3 Licensee shall have the right to publish or present the Program Technology in accordance with prevailing scientific standards. Licensee shall submit to Graphite for review any proposed publication or presentation of the Program Technology no later than [***] days before submission for publication or presentation (or [***] days before submission in the case of an abstract). Licensee will consider in good faith any comments from Graphite on a proposed publication or presentation, provided that Graphite provides such comments in a timely manner. Licensee shall comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication, and to the extent that any employees of Graphite (or its successor) are named as authors, Licensee shall ensure that all such authors are provided a reasonable opportunity to review and provide input on the proposed publication or presentation prior to submission.

9. Representations and Warranties; Limitation of Liability.

9.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

9.1.1 it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

9.1.2 (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar laws affecting the enforcement of creditors’ rights generally;

9.1.3 it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement; and

9.1.4 all consents, approvals and authorization from all Third Parties required to be obtained by such Party in connection with execution of this Agreement have been obtained.

9.2 Representations, Warranties of Graphite. Graphite represents and warrants to Licensee that as the Effective Date:

9.2.1 Graphite has the right to grant the licenses and Option that it purports to grant under this Agreement;

9.2.2 Except as may have been communicated to Licensee on or prior to the Effective Date, Graphite is not a party to any pending litigation, and has no knowledge of any threatened litigation or proceeding, in each case that does or would be reasonably be expected to prevent or limit the licenses contemplated hereby or the assignments under Section 2.6.2 following exercise of the Option.

9.2.3 To the best of its knowledge, there are no oral or written commitments to or understandings or agreements with any other person, firm or entity or governmental authority or agency relating to the Program Technology, the Contracts or this Agreement that have not been disclosed in writing by Graphite to Licensee.

9.3 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all local, state, and international Laws and regulations relating to the Development of the Program Technology. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees will comply, with all United States export control laws and regulations and any applicable anti-corruption laws.

9.4 No Warranty.

9.4.1 Nothing contained herein shall be deemed to be a warranty by Graphite that it or Licensee can or will be able to obtain patents on patent applications included in the Program Patent Rights, or that any of the Program Patent Rights will afford adequate or commercially worthwhile protection.

9.4.2 GRAPHITE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PROGRAM TECHNOLOGY. GRAPHITE MAKES NO REPRESENTATION OR WARRANTY THAT THE USE, PRACTICE, OR OTHER EXPLOITATION OF THE PROGRAM TECHNOLOGY, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. FOR THE AVOIDANCE OF DOUBT, NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE MADE BY THE COUNTERPARTIES IN THE CONTRACTS.

9.4.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY (NOR FOR CLARITY ANY COUNTERPARTY IN THE CONTRACTS) MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

9.5 Limitation of Liability. EXCEPT (A) IN THE EVENT OF THE FRAUD OF A PARTY OR OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTION 8, OR (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER SECTION 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES OR (SUB)LICENSEES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, REMOTE, EXEMPLARY OR SPECULATIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES OR THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY.

10. Indemnification and Insurance.

10.1 Indemnification.

10.1.1 Licensee shall indemnify, defend and hold harmless Graphite, its Affiliates, each of the counterparties in the Contracts, and its and their directors, officers, employees, and agents and their respective successors, heirs and assigns (collectively, “Graphite Indemnitees”), from and against any liability, cost (including reasonable attorneys’ fees and other costs and expenses of defense), damage, deficiency, loss, or obligation, of any kind or nature, including any cause of action relating to product liability (collectively, “Losses”), arising from any Third Party claim due to (a) the Development, transfer, importation or exportation, manufacture, or other exploitation of any Program Technology by or for Licensee or any of its Affiliates, Sublicensees, subcontractors, agents and consultants; (b) breach of any obligation, representation or warranty of this Agreement by Licensee, its Affiliates or Sublicensees; (c) Licensee’s (or its Affiliates’ and Sublicensees’) gross negligence, recklessness or willful misconduct, or (d) Licensee’s indemnification obligation under Section 6.2, except, in each case ((a) to (d)), to the extent that such Losses arise from (i) the gross negligence, recklessness or willful misconduct of any Graphite Indemnitees, (ii) breach of any obligation, representation or warranty of this Agreement by Graphite or its Affiliates, or (iii) any other indemnification obligation of Graphite pursuant to Section 10.1.2.

10.1.2 Graphite shall indemnify, defend and hold harmless Licensee, its Affiliates and its and their directors, officers, employees, and agents and their respective successors, heirs and assigns (collectively, “Licensee Indemnitees”), from and against any Losses arising from any Third Party claim due to (a) breach of any obligation, representation or warranty of this Agreement by Graphite or its Affiliates; (b) Graphite’s (or its Affiliates’) gross negligence, recklessness or willful misconduct, or (c) Graphite’s indemnification obligation under Section 6.3, except, in each case ((a) to (c)), to the extent that such Losses arise from (i) the gross negligence, recklessness or willful misconduct of any Licensee Indemnitees, (ii) breach of any obligation, representation or warranty of this Agreement by Licensee, its Affiliates or Sublicensees, or (iii) any other indemnification obligation of Licensee pursuant to Section 10.1.1.

10.1.3 A claim to which indemnification applies under Section 10.1.1 or Section 10.1.2 will be referred to herein as a “Claim”. If any Graphite Indemnitee or Licensee Indemnitee (each, an “Indemnitee”) intends to claim indemnification under this Section 10, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor will have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would have an adverse effect on the Indemnitee’s interests, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Section 8.

10.2 Insurance. Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as is consistent with industry standards, naming the Graphite Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement. Licensee shall provide Graphite with written evidence of such insurance upon request of Graphite. Licensee shall provide Graphite with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance and shall obtain replacement insurance providing comparable coverage within such [***] day period.

11. Term and Termination.

11.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 11, shall continue in full force and effect until the earlier of (a) the Option Exercise Date, provided that if Licensee exercises the Option but the Program Technology is not transferred for any reason, then continuing until the earlier of (i) transfer of such Program Technology to Licensee and (ii) expiration of the last to expire of the patents within the Program Patent Rights, (b) the end of the Option Exercise Period without the Option being exercised, and (c) [***] months after the Effective Date if the Option Triggering Date has not occurred (the “Term”).

11.2 Termination.

11.2.1 Material Breach. In the event that either Party commits a material breach of its obligations under this Agreement and fails to cure that breach within [***] days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach. Failure by Licensee to make, when due, any payments required under Section 2.4 or 5.1 shall be deemed to be a material breach of this Agreement by Licensee.

11.2.2 Insolvency. Each Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within [***] days after filing; (c) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of the other Party are seized or attached and not released within [***] days thereafter. In any event when one Party first becomes aware of the likely occurrence of any insolvency or bankruptcy event in regard to itself, it shall promptly so notify the other Party in writing in sufficient time to give the other Party sufficient notice to protect that Party’s interests under this Agreement.

11.2.3 Patent Challenge. Graphite will have the right to terminate this Agreement in full upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensees directly or indirectly asserts a Patent Challenge if Licensee fails to cause such Patent Challenge to be terminated or dismissed within [***] days of Graphite’s notice to Licensee under this Section 11.2.3. In the event Licensee or any of its Affiliates intends to assert a Patent Challenge in any forum, not less than [***] days prior to making any such assertion, Licensee will provide to Graphite a complete written disclosure of each basis known to Licensee and its Affiliates for such assertion. For purposes of this Section 11.2.3, “Patent Challenge” means any challenge to the patentability, validity or enforceability of any of the Program Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Program Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Program Patent Rights (other than in the ordinary course of prosecution), filing a request for or pursuing a re-examination of any of the Program Patent Rights, or becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Program Patent Rights.

11.3 Effect of Termination.

11.3.1 Termination of Rights. Upon termination of this Agreement by either Party pursuant to any of the provisions of Section 11.2 or upon expiration of this Agreement pursuant to Section 11.1(b) or 11.1(c): (a) the rights and licenses granted to Licensee under Section 2 shall terminate, all rights in and to and under the Program Technology will revert to Graphite and neither Licensee nor its Affiliates may make any further use or exploitation of the Program Technology, and (b) any existing Sublicense shall terminate. Upon expiration of this Agreement pursuant to Section 11.1(a) (an “Acquisition Expiration”), the rights and licenses granted to Licensee under Section 2 shall terminate, and Licensee’s rights in the Program Technology shall be as provided in Section 2.6.2.

11.3.2 Grant-Back License; Disclosure. Upon expiration or termination of this Agreement for any reason other than an Acquisition Expiration, Licensee will grant (without any further action required on the part of Licensee) to Graphite and its Affiliates a worldwide, perpetual and irrevocable, royalty-free and fully paid-up, license, with the right to grant sublicenses through multiple tiers, in the Territory on an exclusive (even as to Licensee) basis, under all Reversion IP that is owned or in-licensed by Licensee (or any of its Affiliates or Sublicensees) as of the effective date of termination, to use such Reversion IP to Develop, manufacture or Commercialize the Program Technology in the Territory and in the Field; provided, however, that Licensee shall retain the right to use and exploit all Reversion IP for any purpose independent of the Program Technology. For purposes hereof, “Reversion IP” means any Patent Rights or Know-How owned by Licensee or any its Affiliates or Sublicensees that are necessary for, or actually used by Licensee or any its Affiliates or Sublicensees at the time of termination in, the Development, manufacture or Commercialization of the Program Technology in the Field in the Territory, including any such Patent Rights that Cover the product(s) that were or are being Developed under the licenses granted pursuant to Section 2.1 (“Reverted Products”). Licensee shall provide to Graphite copies of all Know-How in the Reversion IP within [***] days of termination of this Agreement unless otherwise agreed.

11.3.3 Regulatory Filings. Promptly following expiration or termination of this Agreement for any reason other than an Acquisition Expiration, all Regulatory Approvals and regulatory filings, regulatory documents and regulatory communications owned (in whole or in part) or otherwise controlled by Licensee and its Affiliates and Sublicensees concerning the Reverted Products will be assigned to Graphite, and Licensee will provide to Graphite one (1) copy of the foregoing (including all other documents necessary to further Develop, manufacture and Commercialize the Reverted Products (including all completed and ongoing clinical trials thereof)) and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical trials (and where reasonably available, electronic copies thereof). In the event of failure to obtain assignment, Licensee hereby consents and grants to Graphite the right to access and reference (without any further action required on the part of Licensee, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

11.3.4 Product Trademarks, Contracts. Promptly following expiration or termination of this Agreement for any reason other than an Acquisition Expiration, Licensee will assign (or, if applicable, will cause its Affiliates or Sublicensees to assign) to Graphite all of

Licensee’s (and such Affiliates’ or Sublicensees’) worldwide right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to any Reverted Products (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Licensee or any of its Affiliates or Sublicensees). At Graphite’s election, Licensee will use reasonable efforts to assign to Graphite or its designee all then-existing manufacturing contracts with Third Party contract manufacturers in connection with the manufacture of the Reverted Products. After such assignment, Graphite will be solely responsible for the performance of the obligations under such manufacturing contracts.

11.4 Survival. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity, with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. In addition to the termination consequences set forth in Section 11.3, the following provisions will survive expiration or termination of this Agreement: Sections 2.2.5, 2.4 (solely with respect to Contracts that have not yet been assigned to Licensee following Option exercise), 4.1 (final sentence only), 9.3 (solely to the extent Licensee has continuing rights to the Program Technology), 9.4, 11.3 and 11.4; Articles 8, 10, and 12; and any associated definitions in Article 11.

12. Miscellaneous.

12.1 Use of Name. Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use the name or insignia of Graphite or the name of any of Graphite directors, officers, employees, consultants, or other personnel, or any adaptation of such names, in any advertising, promotional or sales literature, including any press release or any document employed to obtain funds, without the prior written approval of Graphite. This restriction shall not apply to any information required by law to be disclosed to any governmental entity, or with respect to any information that is otherwise allowed to be disclosed pursuant to the terms of this Agreement, including Section 8.2, so long as Licensee does not purport to make any commitments, representations or warranties on behalf of Graphite.

12.2 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements (including any confidentiality agreement) and understandings between the Parties with respect to the same.

12.3 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by email, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 12.3:

If to Licensee:

Kamau Therapeutics, Inc.

Attention: CEO

[***]

Email: [***]

[1]	Note to Draft: To be finalized upon execution of this Agreement.

If to Graphite:

Graphite Bio, Inc.

Attention: Legal Department

201 Haskins Way, Suite 210

South San Francisco CA 94080

Email: [***]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or email, upon receipt; (b) by overnight delivery, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt.

12.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law provisions; provided that any dispute relating to the scope, validity, enforceability or infringement of any Patent Rights will be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent Rights apply.

12.5 Dispute Resolution.

12.5.1 In the event of any dispute between the Parties under this Agreement, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within [***] days, either Party may, by written notice to the other, have such dispute referred to a senior executive of each Party designated by such Party’s Executive Officer, which senior executives will meet in person if requested by either such senior executive and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] day period following receipt of such written notice. If such senior executives do not resolve such dispute within such [***] day period, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution, whereupon the Parties’ Executive Officers will meet in person if requested by either such Executive Officer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] day period following such referral.

12.5.2 If the Executive Officers do not resolve such dispute within such [***] day period, either Party may at any time thereafter submit such dispute to be finally settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of submission. The arbitration will be heard and determined by three (3) arbitrators. Licensee and Graphite will each appoint one (1) arbitrator and the third arbitrator will be selected by the two (2) Party-appointed arbitrators, or, failing agreement within [***] days following the date of receipt by the respondent of the claim, by the AAA. Such arbitration will take place in San Francisco, CA. The arbitration award so given will be a final and binding determination of the dispute, and will be fully enforceable in any court of competent jurisdiction. Costs of arbitration are to be divided by the Parties in the following manner: Licensee will pay for the arbitrator it chooses, Graphite will pay for the arbitrator it chooses, and the costs of the third arbitrator will be divided equally between the Parties. Except in a proceeding to enforce the results of the arbitration or as otherwise required by Law, neither Party nor any arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of both Parties.

12.5.3 Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the good faith resolution under Section 12.5.1 or pending the selection of the arbitrators or such arbitrators’ determination under Section 12.5.2 of any dispute hereunder.

12.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

12.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.8 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.9 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Graphite and Licensee as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

12.10 Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other, which consent shall not be unreasonably withheld, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor entity resulting from any merger or consolidation of such Party with or into such entity; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.

12.11 Force Majeure. Neither Party will be responsible for any failure or delay in performing any of its obligations under this Agreement, and shall not be deemed in breach of this Agreement, if such failure or delay is due to a Force Majeure; provided, that, the nonperforming Party shall use commercially reasonable efforts to avoid or remove such causes of the Force Majeure and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

12.12 Interpretation. Each Party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The term “or” means “and/or” hereunder. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Schedules in this Agreement are to Sections and Schedules of this Agreement.

12.13 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

12.14 Counterparts; Facsimiles. This Agreement may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile, PDF, or other electronic execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

GRAPHITE BIO, INC.		KAMAU THERAPEUTICS, INC.

By:	/s/ Josh Lehrer	By:	/s/ Matthew Porteus
Name:	Josh Lehrer	Name:	Matthew Porteus
Title:	Chief Executive Officer	Title:	Chief Executive Officer

04-Aug-2023		04-Aug-2023

Exhibit A

Program Technology

A. Program Patent Rights

[***]

B. Program Trademark

[***]

C. Program Know-How

[***]

Exhibit B

Contracts

A. Agreements between The Board of Trustees of the Leland Stanford Junior University and Graphite Bio, Inc.

1.	Exclusive License Agreement, dated December 7, 2020 (“Exclusive License Agreement”)

•	Amendment No. 1 to the Exclusive License Agreement, dated March 4, 2021

•	Amendment No. 2 to the Exclusive License Agreement, dated April 7, 2021

2.	Exclusive Option Agreement, dated January 22, 2021

•	Extension 1 confirmed between the parties on June 23, 2022 (extended term to July 22, 2023)

•	Extension 2 confirmed between the parties on June 6, 2023 (extends term to July 22, 2024)

NOTE: The parties executed a 2nd option agreement, the Exclusive Option Agreement dated April 12, 2021, which included an Amendment dated March 12, 2022. However, this 2nd option agreement was terminated by Graphite on March 8, 2023.

B. License Agreement between Integrated DNA Technologies and Graphite Bio, Inc., dated June 7, 2021

[***]

Exhibit C

Transferred Materials

(compounds, reagents, equipment and other tangible materials related to the Programs)

[***]

AMENDMENT TO LICENSE AND OPTION AGREEMENT

This Amendment to License and Option Agreement (this “Amendment”) is entered into as of September 12, 2023 (the “Amendment Effective Date”), by and between Kamau Therapeutics, Inc., a corporation existing under the laws of Delaware, having a place of business at [***] (“Licensee”) and Graphite Bio, Inc., a corporation existing under the laws of Delaware, having a place of business at 201 Haskins Way, Suite 210, South San Francisco, CA 94080 (“Graphite”). Each of Licensee and Graphite is referenced herein as a “Party” and collectively, the “Parties.”

WHEREAS, Graphite and Licensee are parties to that certain License and Option Agreement, effective as of August 4, 2023 (the “Agreement”); and

WHEREAS, Graphite and Licensee now desire to amend the Agreement to enable the assignment of certain Contracts (as defined in the Agreement and herein) to Licensee prior to the exercise of the Option (as defined in the Agreement).

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

Exhibit B of the Agreement is hereby amended to include the following additional contracts, which additional contracts shall be considered Contracts under Section 1.7 of the Agreement:

[***]

Notwithstanding anything to the contrary in Section 2.6 of the Agreement, as of the Amendment Effective Date, Graphite hereby sells, transfers, conveys, and assigns to the Licensee all right and title in and to, and Licensee shall assume all obligations under, those Contracts listed in Sections C-I of Exhibit B of the Agreement as amended herein (the “Specified Contracts”), subject however to obtaining any consent to assignment which may be required. If the terms of any of the Specified Contracts do not permit Graphite to immediately assign such Specified Contacts as of the Amendment Effective Date, Graphite shall use good faith efforts to obtain the right to assign such Specified Contacts to Licensee, including execution, acknowledgment and delivery of any and all conveyances or instruments by any counterparty to the Contracts as may be necessary or proper in order to complete any and all assignments and conveyances herein provided.

Graphite will, if reasonably requested by the Licensee, without cost to the Licensee, promptly execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all such further conveyances or instruments as may be necessary or proper in order to complete any and all assignments and conveyances herein provided. At Graphite’s reasonable request, Licensee will execute a novation with respect to any or all of the Specified Contracts, and Licensee acknowledges that Graphite may, in its sole discretion, elect not to assign a Specified Contract unless and until both Licensee and the applicable counterparty(-ies) have executed a novation.

Upon effectiveness of assignment of a Specified Contract to Licensee, Graphite shall have no further obligations with respect to such Specified Contract under the Agreement (other than its obligations in Section 2). For the avoidance of doubt, any Contracts not assigned to Licensee hereunder shall continue to be governed by the Agreement.

Except as explicitly amended by this Amendment, the Agreement shall continue in full force and effect. All references to “this Agreement” or the like in the Agreement shall mean the Agreement as amended by this Amendment and shall be deemed to expressly include the terms of this Amendment.

1

This Amendment may be executed in one (1) or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile, PDF, or other electronic execution and delivery of this Amendment by either Party will constitute a legal, valid and binding execution and delivery of this Amendment by such Party.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.

GRAPHITE BIO, INC.		KAMAU THERAPEUTICS, INC.

By:	/s/ Kim C. Drapkin	By:	/s/ Matthew Porteus
Name:	Kim C. Drapkin	Name:	Matthew Porteus
Title:	Chief Executive Officer	Title:	Chief Executive Officer

12-Sep-2023		12-Sep-2023